                                                                   EXHIBIT 10.44



                               FOURTH AMENDMENT TO
                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT


         THIS FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated as of March 30, 2001 (the "Fourth Amendment Effective Date"), is by and among LASON, INC., a Delaware corporation (the "Company"), LASON CANADA COMPANY, a Nova Scotia unlimited liability company ("Lason Canada"), LASON U.K., LTD., a corporation organized under the laws of the United Kingdom ("Lason U.K." and, collectively with the Company and Lason Canada, the "Borrowers"), the lenders set forth on the signature pages hereof (collectively, the "Lenders") and BANK ONE, MICHIGAN, a Michigan banking corporation, as administrative agent for the Lenders (in such capacity, the "Agent").


                                    RECITALS

         A. The Borrowers, the Agent and the Lenders are parties to a Third Amended and Restated Credit Agreement dated as of August 16, 1999 (as now and hereafter amended, the "Credit Agreement"), pursuant to which the Lenders agreed, subject to the terms and conditions thereof, to extend credit to the Borrowers.

         B. The Credit Agreement was amended by a First Amendment to Third Amended and Restated Credit Agreement dated as of August 25, 1999 (the "First Amendment") among the Borrowers, the Lenders and the Agent, pursuant to which the parties agreed to modify certain terms and conditions of the extension of credit to the Borrowers.

         C. On December 17, 1999, the Company informed the Agent and the Lenders that the Company was in violation of certain financial covenants set forth in the Credit Agreement. The Agent and the Lenders, at the request of the Company, waived the defaults created by such violation through March 30, 2000.

         D. At the request of the Company, the Credit Agreement was further amended by a Second Amendment to Third Amended and Restated Credit Agreement dated as of March 30, 2000 (the "Second Amendment") among the Borrowers, the Lenders and the Agent, pursuant to which the amount of revolving credit available to the Borrowers under the Credit Agreement was increased and certain terms and conditions of the extension of credit to the Borrowers were modified.

         E. On April 13, 2000, the Company informed the Agent that the Company did not have sufficient cash to meet its payroll obligations due April 14, 2000. At the request of the Company, on April 13, 2000 Bank One, Michigan, as an interim financial accommodation to the Company, advanced the principal sum of $1,400,000 to the Company in order to permit the Company to meet its payroll obligations. On May 31, 2000, the Borrowers, the Agent and the Lenders agreed that such principal amount would be added to the then-outstanding principal balance of the Revolving Credit Loans, and the amount of the revolving credit available to the Borrowers under the Credit Agreement was increased accordingly.

         F. At various times between April 29, 2000 and September 7, 2000, the Company informed the Agent and the Lenders that certain Events of Default had occurred under the Credit Agreement. Such

Events of Default included the Company's violation of: (i) the covenant contained in Section 2.24 as of April 29, 2000; (ii) the covenant contained in
Section 6.2(f) as of March 1, 2000; (iii) the covenant contained in Section 7.1 as of March 31, 2000; (iv) the covenant contained in Section 7.5 as of March 31, 2000; (v) paragraph 2(f) of the Second Amendment; (vi) the covenant contained in
Section 7.2 as of June 30, 2000; (vii) the covenant contained in Section 6.5 as of June 30, 2000; (viii) the covenant contained in Section 7.3 as of June 30, 2000; and (ix) the covenant contained in Section 8.4. At various times the Company and its advisors requested that the Agent and the Lenders waive such Events of Default on a temporary basis. The Company and its advisors also requested that the Agent and the Lenders defer the scheduled installment payment of principal on the Term Loan due on May 31, 2000 pursuant to Section 2.7.2. The Agent and the Lenders granted the waivers and deferrals requested by the Company subject to the terms and conditions set forth in letter agreements dated May 15, 2000, May 31, 2000, July 10, 2000 and August 15, 2000.

         G. Prior to September 15, 2000, the Company and its advisors prepared and submitted to the Agent and the Lenders a restructuring proposal. In connection with such proposal, the Company and its advisors requested that the Agent and the Lenders (a) modify certain terms and conditions of borrowing under the Credit Agreement, (b) waive the then-existing defaults on a temporary basis and (c) permit the Borrowers to continue to borrow under the revolving credit facility established in the Credit Agreement, all in order to (i) permit the Company an opportunity to implement its restructuring plan and (ii) permit the Company to continue to develop and implement a revised business plan and financial strategy that would address, inter alia, repayment of the indebtedness owed to the Lenders. Pursuant to such request, the Credit Agreement was further amended by a Third Amendment to Third Amended and Restated Credit Agreement dated as of September 15, 2000 (the "Third Amendment") among the Borrowers, the Lenders and the Agent. The Third Amendment, among other things, granted to the Company a "Restructuring Period" during which the Company would be permitted to implement its restructuring plan to include, without limitation, the sale of certain designated assets and business units.

         H. The Credit Agreement (as modified by the First Amendment, the Second Amendment and the Third Amendment), all promissory notes executed by any Borrower in favor of the Agent and/or the Lenders, and any and all of the Security Documents (including without limitation all security agreements, mortgages, guaranties, pledges and other instruments, documents or agreements of any kind evidencing or securing the indebtedness of the Borrowers in favor of the Lenders) are sometimes referred to collectively as the "Loan Documents."

         I. On December 6, 2000, the Company informed the Agent and the Lenders that the Company was in violation of the covenant contained in Section 1.3.f of the Third Amendment, thereby creating an Event of Default under the Credit Agreement. On December 21, 2000, the Company informed the Agent and the Lenders that the Company anticipated that it would not have sufficient cash to make the scheduled installment payment of principal on the Term Loan due on December 31, 2000 pursuant to Section 2.7.2 of the Credit Agreement (as said Section 2.7.2 was amended by the Third Amendment) and the scheduled payment of interest on the Loans due on December 31, 2000 pursuant to Section 2.14 of the Credit Agreement. The Company and its advisors requested that the Lenders and the Agent (i) waive the Event of Default created by the violation of Section 1.3.f of the Third Amendment so that the Restructuring Period could continue and (ii) defer temporarily the scheduled payment of principal on the Term Loan due on December 31, 2000 and the scheduled payment of interest on the Loans due on December 31, 2000, so that the Company would have sufficient cash to meet its immediate and necessary operating expenses. The Lenders and the Agent granted such waiver and deferral subject to the terms and conditions set forth in that certain letter agreement dated December 29, 2000.

         J. On January 17, 2001, representatives of the Company, the Lenders and the Agent met to, among other things, review the Company's updated business plan and proposed financial strategy for the period ending December 31, 2001. Following such meeting the Company informed the Agent and the Lenders that the Company remained in violation of the covenant contained in Section 1.3.f of the Third Amendment and that the Company also was in violation of the covenant contained in Section 1.3.g of the Third Amendment. The Company and its advisors requested that the Lenders and the Agent (i) extend the duration of the waiver set forth in the December 29, 2000 letter so that the Company could continue to refine its updated business plan and obtain any necessary approvals with respect to the implementation of such plan; (ii) waive the continuing Defaults so that the Restructuring Period may continue; (iii) extend the duration of the temporary deferral of the scheduled installment payment of principal on the Term Loan due on December 31, 2000, and also defer temporarily the scheduled installment payment of principal on the Term Loan due on January 31, 2001, so that the Company would have sufficient cash to meet its immediate and necessary operating expenses; (iv) extend the duration of the temporary deferral of a portion of the scheduled payment of interest on the Loans due on December 31, 2000, and also defer temporarily the scheduled payment of interest on the Loans due on January 31, 2001, so that the Company would have sufficient cash to meet its immediate and necessary operating expenses; (v) approve the implementation of the Company's employee retention program; and (vi) with respect to certain proposed asset sales identified by the Company, approve a modification of the terms otherwise applicable to such asset sales as provided in the Third Amendment. The Lenders and the Agent granted such requests subject to the terms and conditions set forth in that certain letter agreement dated January 19, 2001.

         K. The waivers granted by the December 29, 2000 letter and the January 19, 2001 letter have now expired. The Company (i) remains in violation of the covenant contained in Section 1.3f of the Third Amendment, (ii) remains in violation of the covenant contained in Section 1.3g of the Third Amendment,
(iii) has failed to pay principal and interest to the Lenders when due under the terms of the Loan Documents, as such terms were modified by the December 29, 2000 letter and the January 19, 2001 letter, (iv) has failed timely to provide the information required by Sections 6.1(b), 6.2(b), 6.2(f) and 6.2(g) of the Credit Agreement and by Section 1.3b of the Third Amendment, and (v) is in violation of the covenant contained in Section 1.3p of the Third Amendment (collectively the "Existing Defaults").

         L. As a consequence of the Existing Defaults, among other things, (i) the Required Lenders have the right at any time to declare all indebtedness owed to the Lenders by the Borrowers and all other obligations owed to the Lenders or the Agent under the Loan Documents to be immediately due and payable, pursuant to Section 9.2(b) of the Credit Agreement and Section 1.10 of the Third Amendment, and (ii) the Lenders have no obligation to advance further loans or credit to the Borrowers, pursuant to Section 4.2(b) of the Credit Agreement.

         M. Notwithstanding the continuation of the Existing Defaults, the Company and its advisors have requested that the Agent and the Lenders, in lieu of the exercise of remedies available under the Loan Documents or at law or in equity, (a) modify the restructuring conditions set forth in the Third Amendment and extend the Restructuring Period, (b) waive the Existing Defaults on a temporary basis, (c) permit the Borrowers to continue to borrow under the revolving credit facility established in the Credit Agreement, (d) defer certain scheduled installment payments of principal on the Term Loan and (e) defer the due date of scheduled payments of interest on the Loans, all in order to permit the Company an opportunity to continue to implement its restructuring plan.

         N. Based upon the foregoing recitals, and without waiving any existing or future rights or remedies which the Agent and/or the Lenders may have against any Borrower or any Guarantor, the Agent and the Lenders are willing to amend the terms of the Credit Agreement and the Third Amendment under the terms and conditions expressly set forth herein.

                                      TERMS

         In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:


                                 ARTICLE 1.
                      DEFAULT AND RESTRUCTURING PROVISIONS

         1.1 Affirmation of Recitals. The Borrowers and the Guarantors hereby acknowledge and affirm the accuracy of the foregoing recitals.

         1.2 Existing Defaults. The Borrowers acknowledge the occurrence of the Existing Defaults and the continuation of such Existing Defaults through the date of this Amendment. As a result of the Existing Defaults, the Borrowers acknowledge that the Required Lenders have the right at any time to declare all indebtedness owed by the Borrowers to the Lenders to be immediately due and payable. Also as a result of the Existing Defaults, the Borrowers acknowledge that they are precluded from making any payments to the holders of any Subordinated Indebtedness (if any) and the Borrowers have agreed not to make any payment related to any Subordinated Indebtedness, notwithstanding the provisions of Section 8.2(iv) of the Credit Agreement, absent the prior written consent of the Required Lenders (or the Agent acting with the consent of the Required Lenders).

         1.3 Restructuring Conditions. Section 1.3 of the Third Amendment set forth certain "restructuring conditions" governing the Borrowers' implementation of their business improvement plan. Such "restructuring conditions" are hereby amended and restated in their entirety as set forth below in this Section 1.3. Nothing contained herein, however, shall be deemed to modify or retract the terms and conditions that were applicable under the Third Amendment during the period from and including the Third Amendment Effective Date through and including the date immediately preceding the Fourth Amendment Effective Date. All actions performed by or on behalf of the Borrowers during such period in furtherance of their obligations under the Third Amendment are hereby confirmed and ratified, and the Agent and the Lenders shall be entitled to retain the full benefit of such performance. There shall be no disgorgement, refund or rescission with respect to any payment made by or on behalf of the Borrowers and received by the Agent or the Lenders pursuant to the terms of the Third Amendment. Except to the extent expressly modified by the terms set forth below, each of the terms and conditions set forth in the Third Amendment is hereby confirmed and ratified and shall remain in full force and effect as provided therein. From and after the Fourth Amendment Effective Date, subject to strict compliance with the terms and conditions set forth herein, the Lenders agree to refrain from enforcing their rights and remedies based on the Existing Defaults while the Company and its consultants continue to implement their plan for improvement of the Company's financial condition, provided that (i) except to the extent and on the terms set forth expressly herein, the Agent and the Lenders do not waive the Existing Defaults and (ii) the agreement contained herein shall not create a waiver of the right of the Agent or the Lenders, upon the occurrence of an Event of Default hereunder or under the Loan Documents, to enforce available rights and remedies at any time, in their sole discretion, in accordance with the Credit Agreement (as modified herein) and the other Loan Documents. Absent an earlier Event of Default, the Borrowers shall be permitted to implement their restructuring efforts during the period from the Third Amendment Effective Date through January 31, 2002 (the "Restructuring Period"). The Borrowers' restructuring opportunity shall be governed by and subject to the following terms and conditions:

                           a. The Company shall keep the representatives of the
                  Agent and the Lenders apprised of the Borrowers' business and financial operations and of any material discussions and negotiations pertaining to lessors, vendors, suppliers, customers, earn-out creditors, joint venture partners, acquisition targets or potential purchasers of any business segments or significant assets of any Borrower. Reports on such matters shall be provided periodically as appropriate and not less frequently than weekly.

                           b. Notwithstanding any prior practice, the Borrowers
                  shall strictly comply with the financial reporting requirements under the Loan Documents, as modified herein. In addition to the reporting requirements set forth in Sections
                  6.1 and 6.2 of the Credit Agreement (as modified herein), (i) not later than Thursday of each week during the Restructuring Period, the Company and its financial and operational advisors will deliver to the Agent and the Lenders, in form and detail satisfactory to the Agent, weekly updates related to the detailed 13-week rolling domestic cash flow forecast as required under Section 4.3 of this Amendment; (ii) not later than the tenth (10th) Business Day of each month during the Restructuring Period, the Company and its financial and operational advisors will deliver to the Agent and the Lenders, in form and detail satisfactory to the Agent, (w) summary agings by division of accounts payable and accounts receivable for each Borrower as of the end of the prior month,
                  (x) a detailed schedule of all projected and actual earn-out payments for which any Borrower is or may be obligated, including any variance in the amount or timing of actual payments compared against the most recent projection of such payments, (y) summary capital expenditures for the prior month and cumulative capital expenditures during the Restructuring Period, and (z) a duly-executed Compliance Certificate with respect to the cash flow restrictions and other payment restrictions set forth in subparagraph f below; and (iii) the Company shall deliver to the Agent, immediately upon receipt thereof, copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed sale or other disposition of any assets of the Company or its Subsidiaries other than in the ordinary course of business.

                           c. (i) Except to the extent expressly excused or
                  waived under the terms and conditions set forth in this Amendment, the Borrowers shall pay when due all amounts owed to the Agent and the Lenders under the Loan Documents.

                              (ii) Notwithstanding the provisions of Section
                  2.7.2 of the Credit Agreement (as previously modified by Section 2.7 of the Third Amendment), but provided that no further Default or Event of Default occurs under this Amendment or the Loan Documents (as modified hereby), the Lenders agree to defer the due date of certain installment payments of principal on the Term Loan during the Restructuring Period according to the table set forth below. At the end of the Restructuring Period (on January 31, 2002), or upon the occurrence of an earlier Event of Default, (x) all principal payments in respect of the Term Loan previously deferred shall immediately be due and payable without further action on behalf of the Agent or the Lenders, (y) any future scheduled deferrals automatically shall be canceled and rescinded without further action on behalf of the Agent or the Lenders, and (z) the Lenders shall have the remedies as described in Section 1.10 of this Amendment. Subject to the foregoing conditions, the following table sets forth the agreement of the parties with respect to the deferral of principal in respect of the Term Loan:


                 Payment Date              Principal Installment         Principal Installment
                 ------------              ---------------------         ---------------------
                                           under Third Amendment  with deferral under this Amendment
                                           ---------------------  ----------------------------------

                 May 31, 2000                    $3,750,000                $3,750,000
                 August 31, 2000                 $3,750,000                $3,750,000
                 September 30, 2000              $1,250,000                $1,250,000
                 October 31, 2000                $1,250,000                $1,250,000
                 November 30, 2000               $1,250,000                $1,250,000
                 December 31, 2000               $1,250,000                    0
                 January 31, 2001                $1,250,000                    0
                 February 28, 2001               $1,250,000                    0
                 March 31, 2001                  $1,250,000                    0
                 April 30, 2001                  $1,250,000                    0
                 May 31, 2001                    $1,250,000                    0
                 June 30, 2001                   $2,187,500                    0
                 July 31, 2001                   $2,187,500                    0
                 August 31, 2001                 $2,187,500                    0
                 September 30, 2001              $2,187,500                    0
                 October 31, 2001                $2,187,500                $1,000,000
                 November 30, 2001               $2,187,500                $1,000,000
                 December 31, 2001               $2,187,500                $1,000,000
                 January 31, 2002                $2,187,500               $22,000,000
                 February 28, 2002               $2,187,500                $2,187,500
                 March 31, 2002                  $2,187,500                $2,187,500
                 April 30, 2002                  $2,187,500                $2,187,500
                 May 31, 2002                    $2,187,500                $2,187,500
                 June 30, 2002                   $3,750,000                $3,750,000
                 July 31, 2002                   $3,750,000                $3,750,000
                 August 31, 2002                 $3,750,000                $3,750,000
                 September 30, 2002              $3,750,000                $3,750,000
                 October 31, 2002                $3,750,000                $3,750,000
                 November 31, 2002               $3,750,000                $3,750,000
                 December 31, 2002               $3,750,000                $3,750,000
                 January 31, 2003                $3,750,000                $3,750,000
                 February 28, 2003               $3,750,000                $3,750,000
                 March 31, 2003                  $3,750,000                $3,750,000
                 April 30, 2003                  $3,750,000                $3,750,000
                 May 31, 2003                    $3,750,000                $3,750,000
                 June 30, 2003                   $5,000,000                $5,000,000
                 July 31, 2003                   $5,000,000                $5,000,000
                 August 31, 2003                 $5,000,000                $5,000,000
                 September 30, 2003              $5,000,000                $5,000,000
                 October 31, 2003                $5,000,000                $5,000,000
                 November 30, 2003               $5,000,000                $5,000,000
                 December 31, 2003               $5,000,000                $5,000,000
                 January 31, 2004                $5,000,000                $5,000,000
                 February 29, 2004               $5,000,000                $5,000,000
                 March 31, 2004                  $5,000,000                $5,000,000
                 April 30, 2004                  $5,000,000                $5,000,000
                 May 31, 2004                    $5,000,000                $5,000,000


                              (iii) Pursuant to Section 2.5 of the Third
                  Amendment and Section 2.14 of the Credit Agreement, the Borrowers agreed to pay interest on each Advance on the last Business Day of each month. Notwithstanding such provisions, from and after the Fourth Amendment Effective Date and during the remainder of the Restructuring Period, interest on each Advance shall be paid on a weekly basis according to the following schedule: (A) on March 15, 2001, the Borrowers paid all outstanding interest due under the Third Amendment as of January 31, 2001 and a portion of the outstanding interest due under the Third Amendment as of February 28, 2001; (B) the Borrowers shall not be required to make any further interest payments during the remainder of the month of March, 2001; (C) commencing April 10, 2001 and continuing on each Tuesday thereafter until the earlier to occur of (-x-) April 24, 2001 or (-y-) the date on which the Company closes the sale of substantially all of its business operations in the United Kingdom (the "UK Sale Date"), the

                  Borrowers shall pay interest that is two (2) months in arrears in equal weekly installments (i.e., absent the earlier occurrence of the UK Sale Date, the remaining interest due under the Third Amendment on February 28, 2001 shall be paid in three (3) equal weekly installments on April 10, 2001, April 17, 2001 and April 24, 2001); and (D) on the earlier to occur of (I) the UK Sale Date or (II) May 1, 2001, all unpaid interest then in arrears under the requirements of the Third Amendment shall be due and payable in full, and thereafter for the remainder of the Restructuring Period interest on each Advance will be paid currently on a weekly basis in equal installments (based upon good faith estimates of the amount due) on each Tuesday (i.e., for any month containing four Tuesdays interest otherwise due on the last Business Day of such month will be payable each Tuesday in four (4) equal installments, and for any month containing five Tuesdays interest otherwise due on the last Business Day of such month will be payable each Tuesday in five (5) equal installments). The first weekly installment due each month shall be adjusted to reflect the actual aggregate amount of interest due for the prior month. Upon the occurrence of an Event of Default, (-1-) all interest payments previously deferred shall immediately be due and payable without further action on behalf of the Agent or the Lenders, (-2-) any future scheduled deferrals automatically shall be canceled and rescinded without further action on behalf of the Agent or the Lenders, and (-3-) the Lenders shall have the remedies as described in Section 1.10 of this Amendment.

                              (iv) The parties agree that no course of dealing
                  is intended or is capable of being inferred from the Lenders' prior agreement (as described in the recitals to this Amendment) and current agreement (as described in the preceding subparagraphs) to certain deferrals of principal and interest installments, and no future deferrals of principal, interest or other charges are contemplated by the parties or expected by the Borrowers.

                           d. The aggregate outstanding amount of the Revolving
                  Credit Loans shall not exceed the maximum amount described in
                  Article 2 of the Third Amendment.

                           e. All representations and warranties made by the
                  Borrowers under this Amendment shall be true and correct.

                           f. (i) There shall be no material adverse

                  change in the financial performance or condition of the Borrowers as compared with the projections submitted to and approved by the Agent and the Lenders in the Approved Budget pursuant to Section 4.3 of this Amendment.

                              (ii) For each "Measuring Period" (defined below)
                  during the Restructuring Period, the actual cumulative "Pre-Earn-out Net Cash Flow" (defined below) of the Company and its Subsidiaries on a consolidated basis during such Measuring Period shall equal or exceed the projected Pre-Earn-out Net Cash Flow for such Measuring Period as compared against the Approved Budget, within a negative variance of twenty percent (20%) for the first Measuring Period and ten percent (10%) for each Measuring Period thereafter. The term "Pre-Earn-out Net Cash Flow" shall mean the excess (if any) of the consolidated aggregate cash receipts of the Company and its Subsidiaries during the relevant period (including the Company's share of any Net Cash Proceeds generated by any sale of assets as otherwise permitted under this Amendment) compared to the consolidated aggregate cash disbursements of the Company and its subsidiaries during such period for operating expenses, taxes and debt service, but excluding any disbursements made during such period in respect of any "Earn-out Obligations" (hereafter defined), all as shown on the reports required pursuant to Section 4.3 of this Amendment and prepared in a manner consistent with the presentation set forth in the Approved Budget. The term "Earn-out Obligations" shall mean any amounts required to be paid by the Company or any of its Subsidiaries pursuant to any agreement, instrument or document governing or related to any prior Acquisition by the Company or any of its Subsidiaries. The cumulative Pre-Earn-out Net Cash Flow of the Company and its Subsidiaries shall be measured as of the end of each calendar month, for the cumulative period commencing September 1, 2000 and ending on the last day of each successive month (each a "Measuring Period") (i.e., the first Measuring Period shall be a one-month period commencing September 1, 2000 and ending September 30, 2000, the second Measuring Period shall be a two-month period commencing September 1, 2000 and ending October 31, 2000, etc.).

                              (iii) The Borrowers shall not, absent the prior
                  written consent of the Required Lenders, disburse any funds in an amount that would cause a violation of the net cash flow restrictions or other payment restrictions set forth above, and shall not in any event disburse any funds in a manner inconsistent with any other restrictions set forth in this Amendment or the Loan Documents.

                              (iv) Prior to the Fourth Amendment Effective Date,
                  the Company advised the Agent and the Lenders that the Company was in violation of the covenant contained in subparagraph f
                  (ii) above and does not anticipate the ability to comply with such covenant until October, 2001. Provided that no further Event of Default occurs, the Agent and the Lenders agree to forbear from the exercise of any remedies due to the Company's violation of such covenant through September 30, 2001.

                           g. (i) The Company will not permit Consolidated
                  EBITDA to be less than (i) $28,775,000 for the ten (10) consecutive months ending October 31, 2001; (ii) $31,680,000 for the eleven (11) consecutive months ending November 30, 2001; and (iii) $34,784,000 for the twelve (12) consecutive months ending December 31, 2001. During the Restructuring Period, the Company's compliance with the foregoing restrictions shall be in lieu of compliance with Section 7.5 of the Credit Agreement.

                              (ii) Prior to the Fourth Amendment Effective Date,
                  the Company advised the Agent and the Lenders that the Company was in violation of the covenant contained in subparagraph g
                  (i) above (as such covenant was expressed in the Third Amendment) and does not anticipate the ability to comply with such covenant until the fiscal quarter beginning October 1, 2001. Provided that no further Event of Default occurs, the Agent and the Lenders agree to forbear from the exercise of any remedies due to the Company's violation of such covenant through the fiscal quarter ending September 30, 2001.

                           h. The Company has advised the Agent and the Lenders
                  of the commencement of certain actions or arbitration proceedings against one or more Borrowers. No judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal shall be entered against any Borrower in any such action or proceeding or any other action or proceeding that would prevent, impair or delay the completion of the Company's business improvement plan. With the exception of the pending actions and proceedings identified by the Company, no other action or proceeding shall be commenced or continued against any Borrower that would, if adversely determined, either singly or in combination with other pending or new actions or proceedings, cause a Material Adverse Effect or prevent, impair or delay the completion of the Company's business improvement plan.

                           i. Absent prior approval on behalf of the Agent and
                  the Lenders, no Borrower shall (i) file with any bankruptcy court or be the subject of any petition under title 11 of the United States Code (the "Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any receiver, trustee, conservator, liquidator, custodian or other similar official, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors.

                           j. The Agent on behalf of the Lenders, or its
                  representatives or consultants, shall be permitted to conduct audits of any collateral securing the obligations of the Borrowers to the Lenders. The Company shall compensate the Agent for such audits in accordance with the Agent's schedule of fees, as applicable, and as such schedule may be amended from time to time. The foregoing permission to conduct audits shall not restrict or impair the right of the Agent or the Lenders to inspect the collateral and any records pertaining thereto at such times and at such intervals as the Agent or the Required Lenders may require.

                           k. There shall be no material adverse change in the
                  ability of the Borrowers to obtain supplies or other assets to continue their operations.

                           l. Notwithstanding anything in the Credit Agreement
                  to the contrary (including without limitation the provisions of Section 8.2 of the Credit Agreement), during the Restructuring Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than Indebtedness as permitted under subsections 8.2(i), (ii), (iv), (v), (vii) and
                  (viii) of the Credit Agreement.

                           m. Notwithstanding anything in the Credit Agreement
                  to the contrary (including without limitation the provisions of Section 8.3 of the Credit Agreement), during the Restructuring Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur or suffer to exist any new or additional Lien other than Liens in favor of the Agent for the benefit of itself and the Lenders and Liens in existence immediately prior to the Third Amendment Effective Date.

                           n. Notwithstanding anything in the Credit Agreement
                  to the contrary (including without limitation the provisions of Section 8.4 of the Credit Agreement), during the Restructuring Period, neither the Company nor any of its Subsidiaries shall agree to or consummate the sale, assignment, lease, conveyance, transfer or other disposition of any of its assets, except for (i) sales of inventory in the ordinary course of business or (ii) the disposition of assets under terms approved by the Required Lenders as evidenced by the prior written consent of the Agent (provided that such consent shall require the approval of all of the Lenders in the event of any proposed disposition of all or substantially all of the Collateral). Notwithstanding clause (ii) of the preceding sentence, approval by the Required Lenders need not be obtained with respect to certain proposed dispositions of assets having a value (x) less than $500,000 in connection with any particular transaction and (y) less than $1,500,000 in the aggregate for all such transactions, and the Agent shall be authorized in its sole discretion to approve the terms of such dispositions of assets.

                           o. Notwithstanding anything in the Credit Agreement
                  to the contrary (including without limitation the provisions of Section 8.5 of the Credit Agreement), during the Restructuring Period, neither the Company nor any of its Subsidiaries shall agree to or consummate any Acquisition at any time (even though such Acquisition would qualify as a Permitted Acquisition), any purchase of or investment in any other Person, extend any credit to any other Person, or enter into any similar business arrangement or combination, in each case without the prior written consent of the Required Lenders. The Company shall be permitted to consummate its acquisition of DRI of Kentucky, Inc. upon such terms and conditions as may be approved in writing by the Required Lenders.

                           p. Notwithstanding anything in the Credit Agreement
                  to the contrary, and notwithstanding the agreements described in paragraph 5 of Schedule 8.7 attached to the Credit Agreement or any similar agreements, during the Restructuring Period, neither the Company nor any of its Subsidiaries shall advance any loans or credit to any officer, director, stockholder or other Affiliate of the Company or any of its Subsidiaries, or otherwise enter into any similar transaction, nor shall the Company or any of its Subsidiaries forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate.

                           q. The Company has advised the Agent and the Lenders
                  that the Company has entered into certain written agreements or letters of intent (subject to customary due diligence activities), and intends to enter into one or more additional written agreements or letters of intent (subject to customary due diligence activities), for the sale of certain business segments or assets of the Company and its Subsidiaries, which would be within the scope of Section 2.7.3 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, with respect to certain identified sales, the Company and the Lenders have agreed upon (i) the anticipated sale closing date, (ii) the minimum Net Cash Proceeds to be generated by the sale or disposition, and (iii) the allocation among the Company and the Lenders with respect to such Net Cash Proceeds. During the Restructuring Period and so long as the Company is in strict compliance with its covenants and obligations set forth in this Amendment, notwithstanding the provisions of Section 2.7.3 of the Credit Agreement, the Lenders shall permit the Company to retain, for working capital purposes, the designated proportion of the Net Cash Proceeds received by the Company or any Subsidiary in connection with any sale or other disposition of any of the designated assets, provided that the terms of such sale or other disposition (including price, timing and all other material terms of sale) shall be acceptable to the Required Lenders or the Agent (pursuant to Section 1.3n of this Amendment) as evidenced by a written consent executed by the Agent. The remaining portion of any such Net Cash Proceeds shall be, immediately upon receipt, tendered to the Agent for the benefit of the Lenders, to be applied as a reduction of the outstanding principal balance of the Term Loan (and, after repayment in full of the Term Loan, as a reduction of the outstanding principal balance of the Revolving Credit Loans as a permanent reduction of the aggregate amount of the Revolving Credit Commitments). Any application of Net Cash Proceeds to the outstanding principal balance of the Term Loan shall first be applied to any past due or deferred principal installments and thereafter as a prepayment in accordance with Section
                  2.7.3 (i.e., in inverse order of maturity). For any sale transaction (x) consummated after the designated sale closing date (provided that the failure to close the sale by such date is not caused by the Lenders' failure to timely respond to any request for consent) and/or (y) generating Net Cash Proceeds below the designated minimum amount (but nevertheless on such terms approved by the Required Lenders or the Agent, as the case may be), the sharing formula will be adjusted such that an additional five percent (5%) of the Net Cash Proceeds will be payable to the Lenders as a reduction of the outstanding principal balance of the Term Loan or the Revolving Credit Loans as set forth above. For purposes of calculating the Net Cash Proceeds subject to the sharing formulae set forth herein, any payments, credits, setoffs or similar recognition of amounts required in connection with or on account of any Earn-out Obligations shall be disregarded.

                           r. The Company shall, immediately upon receipt
                  thereof, provide to the Agent and the Lenders copies of any written agreement or letter of intent for the sale of any business segments or assets of the Company and its Subsidiaries, which shall be subject to the approval of the Lenders as set forth in subparagraph n above. With respect to any transaction evidenced by a binding agreement or letter of intent that is approved by the Required Lenders under the provisions of this Amendment and otherwise is permissible under the Credit Agreement (as modified herein), such transaction shall be consummated within the time parameters and other terms and conditions as disclosed in the applicable written agreement or letter of intent, as the same may be amended from time to time with the approval of the Required Lenders. In the event that the Company consummates one or more permissible sales of material assets which results in a material diminution of Consolidated EBITDA, the Agent and the Lenders agree to, in good faith, discuss with the Company the appropriate level of periodic principal amortization as set forth in Section 2.7.2 of the Credit Agreement.

                           s. Notwithstanding anything in the Credit Agreement
                  to the contrary, during the Restructuring Period, the Company shall not, and shall not permit any Subsidiary to, make any Capital Expenditures that exceed in the aggregate for the Company and its Subsidiaries (i) $3,600,000 during the fiscal quarter ending September 30, 2000; (ii) $7,200,000 during the two consecutive fiscal quarters ending December 31, 2000;
                  (iii) $10,800,000 during the three consecutive fiscal quarters ending March 31, 2001; (iv) $14,400,000 during the four consecutive fiscal quarters ending June 30, 2001; (v) $14,400,000 during the four consecutive fiscal quarters ending September 30, 2001; or (vi) $14,400,000 during the four consecutive fiscal quarters ending December 31, 2001.

                           t. The Company shall continue to engage, for at least
                  the duration of the Restructuring Period, one or more financial consultants or turnaround advisors acceptable to the Agent and the Required Lenders and a Chief Financial Officer acceptable to the Agent and the Required Lenders. The scope of the engagement of any financial consultants or turnaround advisors, and the scope of the responsibilities of the Chief Financial Officer, shall be acceptable to the Agent and the Required Lenders. Without limiting the generality of the preceding sentence, the Chief Financial Officer shall control and implement procedures regarding the Company's cash management and cash disbursements, which procedures shall be acceptable to the Agent and the Required Lenders. The Company shall initiate and diligently complete its search for a permanent Chief Executive Officer according to a timetable acceptable to the Required Lenders.

                           u. During the Restructuring Period, neither the
                  Company nor any of its Subsidiaries shall pay any discretionary bonus or similar compensation award to any of their respective officers or employees except pursuant to a comprehensive plan approved by the Required Lenders. The preceding sentence shall not limit the right of the Company or its Subsidiaries to pay any bonus required under any existing written employment agreement, incentive plan or similar "guaranteed" bonus plan. Upon request, the Company shall deliver to the Lenders and the Agent copies of any applicable employment agreements, incentive plans or similar "guaranteed" bonus plans.

                           v. The Company has advised the Agent and the Lenders
                  that the Company intends to consult with one or more investment banking firms to explore various strategic alternatives and will, not later than April 16, 2001, engage an investment banking firm with respect to certain of the Company's domestic operations. The Company shall keep representatives of the Agent and the Lenders apprised of such consultations. The identity of any investment banking firm engaged by the Company and the scope and terms of the engagement must be acceptable to the Agent and the Required Lenders, acting within the exercise of their reasonable discretion.

                           w. The Company shall pay to the Agent, for the
                  benefit of the Lenders, an amendment fee in the amount of $1,450,000, payable in installments as follows: $100,000 not later than September 15, 2000, $100,000 on the fifteenth day of each month commencing October 15, 2000 through and including August 15, 2001, and $50,000 on the fifteenth day of each month commencing September 15, 2001 through and including January 15, 2002.

                           x. (i) In connection with the designation by the
                  Company of certain business segments or assets for sale as described in subparagraph 1.3q above, the Company and the Lenders have agreed that up to ten percent (10%) of the Net Cash Proceeds derived from certain designated proposed sales may, under the terms and conditions set forth herein, be made available to the Company to pay certain Earn-out Obligations in such order, portion and priority as the Company may specify. Upon the closing of each of the designated sales, up to ten percent (10%) of the Net Cash Proceeds generated from such sales (the exact percentage, not to exceed 10%, shall be designated by the Company in a writing submitted to the Agent prior to closing of each of the applicable sales) will be deposited into a segregated cash collateral account maintained by the Agent. All funds deposited into such cash collateral account, and all interest thereon, shall at all times prior to disbursement be the sole property of the Agent for the benefit of itself and the Lenders for application against the Borrowers' obligations under the Loan Documents, and immediately upon the occurrence of any Event of Default, or upon expiration of the Restructuring Period, or upon the failure of any conditions for disbursement of funds to the Company as set forth below, all sums maintained in such cash collateral account may immediately, and without further notice to the Borrowers, be applied in reduction of the Borrowers' obligations to the Agent and the Lenders in such order, portion and priority as the Agent and the Lenders may specify. The cash collateral account established by the Agent shall be for the sole benefit and protection of the Agent and the Lenders. No other person or entity (including without limitation any Borrower or any holder of any Earn-out Obligation) shall have any claim or right whatsoever against such cash collateral account or any funds on deposit in such account from time to time. Each Borrower acknowledges and agrees that all funds deposited into such cash collateral account represent proceeds from the liquidation of collateral securing the obligations owed to the Agent and the Lenders, and that Borrowers have no entitlement to such funds.

                              (ii) During the Restructuring Period, the Agent
                  agrees from time to time to disburse to the Company, solely from the cash collateral account established pursuant to subparagraph (i) above and not out of any other funds of the Agent or the

                  Lenders, such sums as may be requested by the Company for the purpose of making cash payments on behalf of the Company and its Subsidiaries in respect of one or more Earn-out Obligations, in such order, portion and priority as the Company may specify, subject to the following restrictions:

                                            (A) cash payments in respect of any
                  Earn-out Obligations may be made only so long as the Borrowers and the Guarantors are in strict compliance with all terms and conditions set forth in this Amendment (including without limitation the timely payment of all principal, interest, fees and other charges when due hereunder);

                                            (B) cash payments in respect of any
                  Earn-out Obligations may be made only so long as not less than eighty percent (80%), both in the number of holders of Earn-out Obligations and in the aggregate outstanding dollar amount of Earn-out Obligations, have agreed in writing to a standstill agreement having such terms and conditions as may be mutually acceptable to the Company and the Agent;

                                            (C) the aggregate amount of cash
                  payments in respect of Earn-out Obligations from time to time shall be limited such that the "Earn-out Recovery Ratio" at no time exceeds the "Senior Lender Recovery Ratio" (for purposes hereof, "Earn-out Recovery Ratio" means the ratio of (i) the aggregate amount paid on a cash basis by the Company or any of its Subsidiaries on a cumulative basis during the Restructuring Period to any holders of Earn-out Obligations to
                  (ii) the aggregate amount of legitimate and non-disputed Earn-out Obligations due or to become due on a cash basis during the Restructuring Period, and "Senior Lender Recovery Ratio" means the ratio of (x) the sum of all principal payments in respect of the Term Loan and principal payments causing a permanent reduction of the outstanding principal balance of the Revolving Credit Loans received by the Lenders during the Restructuring Period to (y) the aggregate outstanding principal amount owed by the Borrowers to the Lenders at the commencement of the Restructuring Period);

                                            (D) with respect to the deposit of
                  any funds in the segregated cash collateral account, up to one-half (1/2) of the amount of any such deposit may, subject to compliance with the other terms and conditions set forth herein, be made available to the Company immediately upon such deposit, and the remaining amount of any such deposit will be made available (subject to compliance with the other terms and conditions set forth herein) in equal installments over a period not less than three (3) months; and

                                            (E) the Company shall not make any
                  payment to the holder of any Earn-out Obligation until (x) the amount of the applicable claim has been verified or audited to the Company's satisfaction and (y) such holder shall have executed and delivered a settlement agreement and release having such terms as are acceptable to the Company and the Agent (the Company and the Agent shall endeavor to agree upon a standard form of such settlement agreement and release).

                              (iii) Notwithstanding the procedure established in
                  subparagraph (ii) above, after the Fourth Amendment Effective Date the Company shall be permitted to disburse up to $3,000,000 from Pre-Earn-out Net Cash Flow (if any) in payment of one or more Earn-out Obligations, under the following terms and conditions:

                                            (A) such disbursements may be made
                  only so long as the Borrowers and the Guarantors are in strict compliance with all terms and conditions set forth in this Amendment (including without limitation the timely payment of all principal, interest, fees and other charges when due hereunder); and

                                            (B) the amount of Net Cash Proceeds
                  to be deposited into the cash collateral account as provided in subparagraph (i) above shall be reduced by an amount equal to the aggregate amount devoted to Earn-out Obligations from Pre-Earn-out Net Cash Flow.

                           y. There shall be no other Default or Event of
                  Default under the Credit Agreement (as modified herein) or the other Loan Documents (except for the Existing Defaults expressly acknowledged and waived in this Amendment through the effective date hereof).

Notwithstanding the provisions of this Section 1.3, all indebtedness of the Borrowers to the Lenders shall be due and payable on demand in the discretion of the Required Lenders upon expiration or termination of the Restructuring Period or any failure of any one or more of the conditions set forth in this Section
1.3. Further, any failure of any one or more of the conditions set forth in this
Section 1.3 shall constitute an Event of Default under the Loan Documents (without the necessity of any notice or cure period).

         1.4 No Course of Dealing; Review of the Company's Business Plan. The Borrowers and the Guarantors acknowledge and agree that notwithstanding any course of dealing between the Borrowers and the Lenders prior to the date hereof, the Lenders shall have no obligation to make Loans to any Borrower outside of the strict conditions and requirements of the Credit Agreement (as modified herein) nor to refrain from exercising available remedies except as expressly set forth herein. Notwithstanding any past practice, the Borrowers and the Guarantors agree that (i) the Agent and the Lenders shall not be obligated or expected to honor any "overdrafts" or items for which funds of the applicable Borrower are not immediately available, and (ii) the Agent and the Lenders shall not be obligated or expected to provide any credit references on behalf of any Borrower, and any inquiries in this regard may be referred back to the applicable Borrower. The Agent and the Lenders shall be under no obligation whatsoever to consent to the Company's business plan as the same may be revised from time to time, and instead the Agent's and the Lenders' consideration of the Company's business plan shall be undertaken by the Agent and the Lenders in their sole, absolute and unreviewable discretion. The Agent's and the Lenders' consideration of the Company's business plan shall be without prejudice to (i) the possibility that the Agent or the Lenders may conclude that such business plan, as revised from time to time, does not adequately address the Company's defaults under the Loan Documents and/or the potential erosion of collateral supporting the Borrowers' indebtedness to the Lenders, or (ii) the right of the Agent or the Lenders, in accordance with the terms hereof, to exercise rights or remedies available due to defaults under the Loan Documents (as modified herein).

         1.5 Dominion of Funds; Transfer of Accounts. (a) Each Borrower shall enter into a dominion of funds arrangement with the Agent and shall execute and deliver any and all further documents necessary or desirable to implement such dominion of funds arrangement, including without limitation any lock box agreements or blocked account agreements. To the extent that any Borrower receives any wire transfer or electronic payment in lieu of payment of accounts by cash, check or other item, the Agent is authorized, immediately upon the receipt of such wire transfer or electronic payment, to transfer the proceeds thereof into the cash collateral account maintained in accordance with the dominion of funds arrangement.

                  (b) With respect to any bank account maintained on behalf of any Borrower at any financial institution other than the Agent or one of the Lenders, each Borrower shall, not later than April 30, 2001, close such accounts and maintain its banking accounts with the Agent or one or more of the Lenders, unless the Agent shall otherwise consent in writing.

                  (c) Each Borrower shall comply strictly will all procedures and requirements established from time to time by the Agent or any applicable Lender with respect to any cash management or similar services provided by the Agent or such Lender.

         1.6 Cooperation With the Agent, the Lenders and their Financial Consultants. Each Borrower agrees that it will make all of its records available to the Agent and the Lenders and any financial consultant retained by them and will make all of its personnel available to the Agent and the Lenders and such consultants for inquiry as to its business, financial condition and prospects, and that they will otherwise fully cooperate with the Agent, the Lenders and their financial consultants in assisting the Lenders to conduct such analyses as they may wish to make of the Borrowers and their financial condition.

         1.7 Defaults. In addition to any events of default specified in the Loan Documents, the following shall constitute an Event of Default under this Amendment and under the Loan Documents:

                  a. Any Borrower or any Guarantor shall fail to comply with, perform or observe any term, condition, covenant or agreement set forth in this Amendment;

                  b. Any representation or warranty of Borrowers or Guarantors contained in this Amendment shall be untrue when made or shall, during the term of this Amendment, become impaired, untrue or misleading;

                  c. With the exception of the Existing Defaults as of the date hereof, the occurrence of any new or further violation of the sections of the Credit Agreement implicated by any of the Existing Defaults (provided that, during the Restructuring Period, a continuing or further violation of the financial covenants in Article VII of the Credit Agreement shall not be deemed a new or further Event of Default);

                  d. The entry of any judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal that materially threatens the ability of the Company to implement or continue the implementation of its business improvement plan during the Restructuring Period;

                  e. The violation of any non-compete covenant in favor of the Company or any of its Subsidiaries or divisions, which violation materially threatens the ability of the Company to implement or continue the implementation of its business improvement plan during the Restructuring Period and which is not stayed or enjoined within thirty (30) days after the occurrence of the violation; or

                  f. The occurrence of any further Material Adverse Change pertaining to any Borrower or any Guarantor.

         1.8 Expiration; No Further Extension Implied. The Borrowers and the Guarantors acknowledge that the Agent and the Lenders have no obligation to extend the term of the Restructuring Period or refrain from enforcing their rights and remedies before the end of the Restructuring Period in the event of any failure of any one or more of the terms and conditions expressed herein, that no course of dealing that would permit arguing for further extensions contrary to the Lenders' wishes exists or is capable of being inferred, and that nothing contained herein or otherwise is intended to be a promise or agreement to continue to extend the term of the Restructuring Period beyond January 31, 2002 or to extend any further credit to the Borrowers. Furthermore, no future agreement by the Agent and the Lenders to continue to extend the term of the Restructuring Period beyond January 31, 2002 or any other agreement shall be valid or enforceable unless it is contained in a final written agreement signed by authorized representatives of the Agent and the Lenders. Preliminary understandings or agreements on one or more issues during the course of any negotiations and prior to the finalization thereof shall not be binding unless and until such a final written agreement is executed on behalf of the applicable parties.

         1.9 Business and Financial Consultant. The Agent and the Lenders hereby acknowledge that the Company has engaged Conway MacKenzie & Dunleavy ("CMD") as business and financial consultants to the Company. The Agent and the Lenders acknowledge that the retention of CMD by the Company has materially contributed to the willingness of the Agent and the Lenders to enter into this Amendment. The Company agrees to promptly provide to the Agent and the Lenders all financial reports, projections and other information as may be provided to it by CMD or as may be provided to CMD by the Company, and agrees to cause CMD to prepare and deliver to the Agent and the Lenders such other reports and information concerning the business and financial condition of the Company as the Agent or the Lenders shall from time to time request.

         1.10 Remedies Upon Default or Termination. Immediately upon the occurrence of a further Event of Default or a default under this Amendment or any document or agreement comprising the Loan Documents, and without notice or an opportunity to cure such Event of Default or default, or on January 31, 2002 in the absence of (i) a further written agreement among the Borrowers, the Agent and the Lenders pertaining to the repayment of the Borrowers' obligations, (ii) earlier demand for repayment following a further Event of Default or (iii) the Borrowers then being in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults), the Restructuring Period shall automatically expire and, upon the election of the Required Lenders but without further notice, all of the Borrowers' obligations to the Lenders shall be immediately due and payable (to the extent not already due and payable), all undertakings of the Agent and the Lenders hereunder, including without limitation the Agent's and the Lenders' agreement not to exercise available remedies, shall terminate without notice to the Company and without the requirement of any further action by or on behalf of the Agent or the Lenders, the waiver of the Existing Defaults as set forth herein shall be deemed rescinded ab initio, and the Agent or the Lenders shall have the right to exercise any remedies provided in this Amendment or any of the Loan Documents, or under applicable law or in equity. All rights and remedies of the Agent and the Lenders shall be cumulative and not exclusive, and the Agent or the Lenders shall be entitled to pursue one or more rights and/or remedies simultaneously or sequentially without the necessity of an election of remedies.

         1.11 Reservation of Rights; No Waiver by Conduct. This Amendment grants a restructuring opportunity until January 31, 2002 only, or until an earlier Event of Default, upon the terms and conditions set forth in this Amendment. Nothing herein shall be deemed to constitute a waiver of any Existing Defaults (except to the extent and on the terms expressly set forth herein), or a waiver of any new Events of Default or defaults of any other provision of any of the documents referred to herein, and nothing herein shall in any way prejudice the rights and remedies of the Agent and/or the Lenders under any of the documents referred to herein or applicable law. Further, the Agent and the Lenders shall have the right to waive any conditions set forth in this Amendment and/or such documents, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy which the Agent or the Lenders may have against the Company. No waiver of the rights or any condition of this Amendment and/or any other document by the Agent or the Lenders shall be effective unless the same shall be contained in a writing signed by authorized representatives of the Agent or the Lenders, as the case may be, in the manner required by Section 12.5 of the Credit Agreement. No course of dealing on the part of the Agent or the Lenders, nor any delay or failure on the part of the Agent or the Lenders in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

         1.12 Limitations on Certain Advances. Notwithstanding the provisions of
Section 2.1 of the Credit Agreement, during the Restructuring Period the Borrowers agree that the Lenders shall not be obligated to advance any Alternate Currency Loan or any Multicurrency Revolving Credit Loan, but instead any request for such an advance will be honored only in the discretion of each Alternate Currency Lender or Multicurrency Revolving Credit Lender. Notwithstanding the provisions of Sections 2.6, 2.8 and 2.9 of the Credit Agreement, during the Restructuring Period the Borrowers agree that the Lenders shall not be obligated to advance any Eurodollar Loan and that, upon the end of any existing Interest Period with respect to any outstanding Eurodollar Loan, such Eurodollar Loan shall be converted to a Floating Rate Loan.

         1.13 Survival. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Company, any other Borrower or any Guarantor under this Amendment shall survive and continue after the expiration or termination of the Restructuring Period.


                                   ARTICLE 2.
                                   AMENDMENTS

         Effective as of the Fourth Amendment Effective Date, the Credit Agreement shall be amended as follows:

         2.1      A new definition of "Fourth Amendment Effective Date" is added
Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

                  "Fourth Amendment Effective Date" shall mean March 30, 2001.

         2.2 Section 6.2(f) of the Credit Agreement is restated in its entirety as follows:

                           (f) As soon as available and in any event within
                  thirty (30) days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form and detail acceptable to the Agent, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year and the variances, if any, from the budget and forecast delivered pursuant to Section 4.3 of that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated as of March 30, 2001, and together with a duly executed Compliance Certificate;

         2.3 Section 9.1(p) of the Credit Agreement is restated in its entirety as follows:

                  (p) The Company shall fail to consummate the sale of assets, which assets have been designated by the Company for sale prior to the Fourth Amendment Effective Date, which results in Net Cash Proceeds acceptable to the Required Lenders received by the Company (i) on or before April 30, 2001 in the case of certain foreign assets and (ii) on or before August 31, 2001 in the case of certain domestic assets.

                                   ARTICLE 3.
                                 REPRESENTATIONS

         Each Borrower represents and warrants to the Agent and the Lenders that:

         3.1 The execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized by all necessary action and are not in contravention with any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, of the terms of its Articles of Incorporation or By-laws, or any contract or undertaking to which it is a party or by which it or its property is or may be bound.

         3.2 This Amendment is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

         3.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including, without limitation, any of its creditors or stockholders, is required on its part in connection with the execution, delivery and performance of this Amendment or as a condition to the legality, validity or enforceability of this Amendment.

         3.4 After giving effect to the amendments herein contained, the representations and warranties contained in Article V of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.


                                   ARTICLE 4.
                       ADDITIONAL COVENANTS OF THE COMPANY

         The Company shall:

         4.1 Promptly perform and observe, and cause each other Borrower and each Guarantor to perform and observe, its respective obligations set forth in this Amendment.

         4.2 Cause each of the Guarantors to execute the Consent and Agreement at the end of this Amendment.

         4.3 Not later than April 6, 2001, prepare and deliver to the Agent and the Lenders a revised interim business plan and detailed budget forecast for the remainder of the year 2001 and through the remainder of the Restructuring Period, including financial and cash flow projections, and such business plan, budget forecast and projections shall be acceptable to the Required Lenders (once approved by the Required Lenders, such budget forecast and projections shall be referred to as the "Approved Budget"). The cash flow projections shall be prepared in the same manner as required under the Third Amendment. Not later than Thursday of each week (commencing April 12, 2001), the Company shall update all applicable line items of the Approved Budget and domestic cash flow projections to reflect actual results from the prior week and on a cumulative basis, and shall prepare and deliver to the Agent and the Lenders such update and a report of any variances between actual results and the Approved Budget originally approved by the Required Lenders.

         4.4 Promptly deliver to the Lenders such information as has previously been requested in writing by the Lenders, the Agent or the Agent's financial consultant.

         4.5 Within five (5) Business Days following a request by the Agent, cause each of its Foreign Subsidiaries, to the extent requested by the Agent, to execute and deliver to the Agent one or more guarantees of the Company's indebtedness in favor of the Lenders.

         4.6 Within five (5) Business Days following a request by the Agent, cause each of its Foreign Subsidiaries to complete the execution and delivery of the Security Documents as required by the Agent and to the extent permitted by applicable law and not cost prohibitive as determined by the Agent.

         4.7 Not permit any amendment pertaining to any Subordinated Indebtedness unless the form and substance of such amendment is acceptable to the Lenders and the Agent as evidenced by the written consent of the Agent, which may be withheld in the sole discretion of the Agent and the Lenders.

         4.8 Promptly complete, and cause each other Borrower to complete, all matters required by the Agent for full implementation of the dominion of funds arrangement between the Borrowers and the Agent and otherwise cooperate with the implementation of such arrangement.

         4.9 Promptly execute and deliver, and cause each other Borrower and each Guarantor to execute and deliver, such other documents as the Agent or the Lenders may reasonably request.

         4.10 With respect to any sums required to be paid under the terms of this Amendment to the Agent or the Lenders prior to the date of execution hereof, pay such sums immediately upon execution of this Amendment.


                                   ARTICLE 5.
                                 MISCELLANEOUS.

         5.1 Cross References. References in the Credit Agreement or in any note, certificate, instrument or other document to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

         5.2 Expenses and Costs. Each Borrower agrees to pay and to save the Agent and the Lenders harmless for the payment of all fees, out-of-pocket disbursements, and other costs and expenses incurred by or on behalf of the Agent or any Lender arising in any way in connection with this Amendment, or any other document relating to indebtedness described in the recitals to this Amendment, including the fees and expenses of Dickinson Wright PLLC, counsel to the Agent, and Jay Alix & Associates, Inc., consultant to the Agent, and specifically including, without limitation, (a) the cost of any financial audit or inquiry conducted by the Agent, any Lender or their consultants, (b) the fees and expenses of counsel for the Agent or any Lender for the work performed as a result of the Borrowers' defaults or financial problems, and for the preparation, examination and approval of this Amendment or any documents in connection with this Amendment, (c) for the payment of all fees and out-of-pocket disbursements incurred by the Agent or any Lender, including attorneys' fees, in any way arising from or in connection with any action taken by the Agent or any Lender to monitor, advise, enforce or collect the obligations described in the recitals hereto or to enforce any obligations of any Borrower or any Guarantor under this Amendment or the other documents referred to herein, including any actions to lift the automatic stay or to otherwise in any way participate in any bankruptcy, reorganization or insolvency proceeding of any Borrower or Guarantor or in any trial or appellate proceedings, and (d) any expenses or fees (including attorneys' fees) incurred in relation to or in defense of any litigation instituted by any Borrower, any Guarantor or any third party against the Agent or any Lender arising from or relating to the obligations described in the recitals hereto or this Amendment, including any so-called "lender liability" action. All of these expenses and fees (including attorneys' fees) shall be part of the obligations and indebtedness owing under the Credit Agreement, and shall be secured by all of the collateral described in the Security Documents. In the event the Borrowers fail to pay any such fees, expenses and costs within five
(5) days of being invoiced therefor, the Agent or the Lenders, as the case may be, shall be permitted to charge the accounts of any Borrower for such fees, expenses and costs, without prejudice to any other rights or remedies of the Agent or the Lenders. The rights and remedies of the Agent and the Lenders contained in this paragraph shall be in addition to, and not in lieu of, the rights and remedies contained in the Credit Agreement, the Security Documents and as otherwise provided by law.

         5.3 Waiver of Existing Defaults. The Company has requested that the Lenders and the Agent waive the Existing Defaults subject to the terms and conditions set forth herein. Pursuant to such request, the Lenders and the Agent hereby waive the Existing Defaults for the period prior to the effectiveness of this Amendment and, so long as there is no occurrence of a new Event of Default (for purposes hereof, a new Event of Default includes a new or further violation of any of the sections of the Credit Agreement implicated in any of the Existing Defaults other than the financial covenants set forth in Article VII thereof), for the remainder of the Restructuring Period, but not at any time thereafter. The Company acknowledges and agrees that the waiver contained herein is a limited, specific and one-time waiver as described above. Such limited waiver
(a) shall not modify or waive any other term, covenant or agreement contained in any of the Loan Documents, and (b) shall not be deemed to have prejudiced any present or future right or rights which the Agent or the Lenders now have or may have under this Amendment, the Credit Agreement (as modified hereby) or the other Loan documents.

         5.4 Release. Each Borrower and each Guarantor represents and warrants that it is not aware of any claims or causes of action against the Agent or any Lender, any participant lender or any of their successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the indebtedness owed by the Borrowers to the Lenders. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrowers and Guarantors, on behalf of themselves and their respective employees, agents, executors, heirs, successors and assigns, hereby release the Agent and the Lenders, their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Credit Agreement or the business relationship among the Borrowers, the Guarantors, the Agent and the Lenders.

         5.5 Performance by Lenders and Agent; No Agency; Borrowers Remain in Control. Each Borrower and each Guarantor acknowledges and agrees that the Agent and the Lenders have fully performed all of their obligations under the Credit Agreement and all documents executed in connection with the Credit Agreement, and that all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Credit Agreement and all other documents executed in connection therewith and otherwise available. The actions of the Agent and the Lenders taken pursuant to this Amendment and the documents referred to herein are in furtherance of the efforts of the Agent and the Lenders as secured lenders seeking to collect the obligations owed to the Lenders. Nothing contained in this Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Borrowers and the Lenders or the Agent. The Borrowers, the Guarantors, the Agent and the Lenders agree that notwithstanding the provisions of this Amendment, each Borrower remains in control of its business operations and determines the business plans (including employment, management and operating directions) for its business.

         5.6 Entire Agreement; Severability. The Credit Agreement, as previously amended and as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a writing signed by the party to be charged. If any provision of this Amendment is in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provision shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

         5.7 No Other Promises or Inducements. There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this Amendment other than those which are set forth in this Amendment. Each Borrower and each Guarantor acknowledges that its authorized officers have thoroughly read and reviewed the terms and provisions of this Amendment and are familiar with same, that the terms and provisions contained herein are clearly understood by such Borrower or Guarantor and have been fully and unconditionally consented to by such Borrower or Guarantor, and that such Borrower or Guarantor has had full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Amendment, and that this Amendment has been entered into by each Borrower and Guarantor freely, voluntarily, with full knowledge, and without duress, and that in executing this Amendment, each Borrower and Guarantor is relying on no other representations, either written or oral, express or implied, made by any other party hereto, and that the consideration hereunder received by the Borrowers has been actual and adequate.

         5.8 Sufficiency of Restructuring Period. Each Borrower represents that:
(a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent approval on behalf of the Agent and the Lenders of such proceeding; and (b) the Restructuring Period (as extended herein) is sufficient for such Borrower to accomplish the commitments it has undertaken in this Amendment.

         5.9 Ratification. The Borrowers agree that the Credit Agreement, the Security Documents and all other documents and agreements executed by the Borrowers or the Guarantors in connection with the Credit Agreement in favor of the Agent or any Lender are ratified and confirmed and shall remain in full force and effect as amended hereby, and that there is no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

         5.10 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment. This Amendment shall become effective as of March 30, 2001 when each of the following has been satisfied:

         (a) Receipt by the Agent of counterparts of this Amendment duly executed by each Borrower and each Lender, and counterparts of the Consent and Agreement annexed hereto duly executed by each Guarantor.

         (b) With respect to any interest, fees or other charges previously required to be paid by the Company under the terms of any waiver or extension letter (as modified by the terms of this Amendment), receipt by the Agent of full payment of such interest, fees or other charges.

         (c) Copies, certified by the Secretary or Assistant Secretary of each Borrower and Guarantor, of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of this Amendment and all Security Documents to be executed in connection herewith to which the Company or Guarantor, as applicable, is a party.

         (d) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower and Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Borrower and Guarantor authorized to sign this Amendment and all Security Documents to be executed in connection herewith to which the Company and each Guarantor is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower and such Guarantor.

         (e) A written opinion of the Borrowers' and Guarantors' counsel, addressed to the Agent and Lenders and in form and substance satisfactory to the Agent.

         (f) Executed copies of all Security Documents and other documents in connection therewith requested by the Agent, together with all necessary consents and other related documents in connection therewith, insurance certificates, financing statements, environmental reports, opinions of foreign counsel, original stock certificates and related transfer powers, UCC, judgment and other lien and encumbrance searches, title searches and insurance, surveys and other documents required by the Agent.

         (g) Delivery of such other agreements and documents, and the satisfaction of such other conditions as may be reasonably required by the Agent, including without limitation a solvency certificate of the Company, and such evidence of the perfection and priority of all liens and security interests as required by the Agent, all of which shall be satisfactory to the Agent and its counsel to the extent required by the Agent.

         5.11 Other Documents. Each Borrower and each Guarantor agrees to execute and deliver any and all documents reasonably deemed necessary or appropriate by the Agent or the Lenders to carry out the intent of and/or to implement this Amendment.

         5.12 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to choice of law principles of such State.

         5.13 Miscellaneous. This Amendment is made for the sole benefit and protection of the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns (provided that no Borrower shall be permitted, absent the prior written consent of all of the Lenders, to assign any of its rights or obligations under this Amendment). No other person or entity shall have any rights whatsoever under this Amendment. Time shall be of the strictest essence in the performance of each and every one of the Borrowers' obligations hereunder.

         5.14 Construction. This Amendment shall not be construed more strictly against the Lenders or the Agent merely by virtue of the fact that the same has been prepared by the Lenders and the Agent or their counsel, it being recognized that the Company, the Agent and the Lenders have contributed substantially and materially to the preparation of this Amendment, and each of the parties hereto waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Amendment.

         5.15 Headings. The headings of the various paragraphs in this Amendment are for convenience of reference only and shall not be deemed to modify or restrict the terms or provisions hereof.

         5.16 Waiver of Jury Trial; Consent to Jurisdiction. (a) Each Borrower, each Guarantor, each Lender and the Agent hereby specifically ratifies and confirms the waiver of jury trial set forth in Section 12.16 of the Credit Agreement. Without limiting the generality of the preceding ratification and confirmation, each Borrower, each Guarantor, each Lender and the Agent, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation or proceeding based upon or arising out of this Amendment or any related instrument or agreement or any of the transactions contemplated by this Amendment or any conduct, dealing, statements (whether oral or written) or actions of any of them. None of the Borrowers, the Guarantors, the Lenders or the Agent shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by such party.

         (b) Each Borrower and each Guarantor agrees that any legal action or proceeding with respect to this Amendment or any related instrument or agreement, including the Credit Agreement as previously amended and as amended hereby, or with respect to the transactions contemplated hereby, may be brought in any court of the State of Michigan, sitting in or having jurisdiction over the County of Wayne, Michigan, or in any federal court located within the Eastern District of Michigan, and Borrowers and Guarantors hereby submit to and accept generally and unconditionally the non-exclusive jurisdiction of those courts with respect to their person and property and irrevocably consent to service of process in connection with any such action or proceeding by mailing such service of process (certified or registered, if capable of certification or registration) to Borrowers and/or Guarantors at the address they may have from time to time provided to the Agent. Borrowers and Guarantors hereby irrevocably waive any objection based upon jurisdiction, improper venue or forum non conveniens in any such suit or proceeding in the above-described courts. Nothing contained herein shall limit the right of the Agent or the Lenders to serve process in any other manner permitted by law or limit the right of the Agent or the Lenders to commence any such action or proceeding in the courts of any other jurisdiction.


                             [Signatures next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date and year first above written.

                                LASON, INC.

                                By:      /s/ Ronald D. Risher
                                    --------------------------------------------

                                Title:   Executive Vice President and CFO
                                       -----------------------------------------


                                LASON CANADA COMPANY

                                By:      /s/ Ronald D. Risher
                                    --------------------------------------------

                                Title:   Executive Vice President and CFO
                                       -----------------------------------------

                                LASON U.K., LTD.

                                By:      /s/ Ronald D. Risher
                                    --------------------------------------------

                                Title:   Director
                                       ----------------------------------------


                                BANK ONE, MICHIGAN, AS AGENT AND AS A LENDER

                                By:      /s/ Francelle E. Fulton
                                    --------------------------------------------

                                Title:   First Vice President
                                       -----------------------------------------


                                COMERICA BANK

                                By:      /s/ Cynthia B. Jones
                                    --------------------------------------------

                                Title:   Vice President
                                       -----------------------------------------


                                CREDIT LYONNAIS-CHICAGO BRANCH

                                By:      /s/ John-Charles van Essche
                                    --------------------------------------------

                                Title:   Vice President
                                       -----------------------------------------


                                NATIONAL CITY BANK

                                By:      /s/ David Lucht
                                    --------------------------------------------

                                Title:   Executive Vice President/Sr. Credit
                                         Officer
                                       -----------------------------------------

                                ABN AMRO BANK N.V.

                                By:      /s/ Steven C. Wimpenny
                                    --------------------------------------------

                                Title:   Group Senior Vice President
                                       -----------------------------------------

                                And By: /s/ Parker H. Douglas
                                        ----------------------------------------

                                Title:   Group Vice President
                                       -----------------------------------------

                                MICHIGAN NATIONAL BANK

                                By:      /s/ Otto A. Wilhelm
                                    --------------------------------------------

                                Title:   Controller - Asset Structuring
                                       -----------------------------------------


                                UNION BANK OF CALIFORNIA, N. A.

                                By:      /s/ Robert C. Greb
                                    --------------------------------------------

                                Title:   Vice President
                                       -----------------------------------------


                                THE FUJI BANK LIMITED

                                By:      /s/ Peter L. Chinnici
                                    --------------------------------------------

                                Title:   Senior Vice President & Group Head
                                       -------------------------------------


                                THE CHASE MANHATTAN BANK

                                By:      /s/ Arlene M. Carroll
                                    --------------------------------------------

                                Title:   Vice President
                                       -----------------------------------------


                                MELLON BANK, N.A.

                                By:      /s/ Kurt Hewett
                                    --------------------------------------------

                                Title:   First Vice President
                                       -----------------------------------------

                                FLEET NATIONAL BANK

                                By:      /s/ Ronald J. Ryan
                                    --------------------------------------------

                                Title:   Authorized Officer
                                       -----------------------------------------


                                BARCLAYS BANK PLC
                                NEW YORK BRANCH

                                By:      /s/ Mark Manski
                                    --------------------------------------------

                                Title:   Director
                                       -----------------------------------------

                       CONSENT AND AGREEMENT OF GUARANTORS


         As of the date and year first above written, each of the undersigned hereby:

         (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby and agrees to all terms and provisions of the above Amendment applicable to it;

         (b) agrees that each Guaranty, Security Document and all other agreements executed by any of the undersigned in connection with the Credit Agreement or otherwise in favor of the Agent or the Lenders (collectively, the "Guarantor Documents") are hereby ratified and confirmed and shall remain in full force and effect, and each of the undersigned acknowledges that it has no setoff, counterclaim or defense with respect to any Guarantor Document; and

         (c) acknowledges that its consent and agreement hereto is a condition to the Lenders' obligation under this Amendment and it is in its interest and to its financial benefit to execute this consent and agreement.


                                    LASON SERVICES, INC.


                                    By:  /s/ Ronald D. Risher
                                         ---------------------------------------

                                       Its:  Executive Vice President and CFO
                                           -------------------------------------


                                    LASON SYSTEMS, INC.


                                    By:  /s/ Ronald D. Risher
                                         ---------------------------------------

                                       Its:  Executive Vice President and CFO
                                           -------------------------------------


                                    LASON INTERNATIONAL, INC.


                                    By:  /s/ Ronald D. Risher
                                        ----------------------------------------

                                       Its:  Executive Vice President and CFO
                                           -------------------------------------


                                    LASON SYSTEMS PMC, INC.


                                    By:  /s/ Ronald D. Risher
                                         ---------------------------------------

                                       Its:  Executive Vice President and CFO
                                           -------------------------------------